As filed with the Securities and Exchange Commission on March 25, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CPS TECHNOLOGIES CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware                                                                                                                   04-2832509

(State or Other Jurisdiction of                                                                                      (IRS. Employer

Incorporation or Organization)                                                                                  Identification No.)

111 South Worcester Street, Norton, Massachusetts 02766

(Address of Principal Executive Offices)       (Zip Code)

2020 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Grant C. Bennett

President & Chief Executive Officer

CPS Technologies Corp.

111 South Worcester Street

Norton, Massachusetts 02766

(Name and Address of Agent For Service)

(508) 222-0614

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Thomas B. Rosedale, Esq.

BRL Law Group LLC

380 Washington Street, Second Floor

Wellesley, MA 02481

(617) 399-6931

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer           ☐         Accelerated filer                     ☐

Non-accelerated filer             ☑         Smaller reporting company    ☑

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.01 par value per share	136,000 shares (2)	$1.49 (2)	$202,640 (2)	$23.00
	200,000 shares (3)	$2.73 (3)	$546,000 (3)	$60.00
Common stock, $0.01 par value per share	1,164,000 shares (4)	$13.255 (4)	$15,428,820(4)	$1765.00
Total:	1,500,000 shares		$16,177,460	$1848.00

(1) (2) (3) (4)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. Consists of 1,500,000 shares, in the aggregate, issuable under the 2020 Equity Incentive Plan.

All of such shares are issuable upon the exercise of outstanding options to purchase an aggregate of 136,000 shares of Common Stock at an exercise price of $1.49 per share. The aggregate offering price and registration statement fee have been computed upon the basis of the price at which the options may be exercised, pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended.

All of such shares are issuable upon the exercise of outstanding options to purchase an aggregate of 200,000 shares of Common Stock at an exercise price of $2.73 per share. The aggregate offering price and registration statement fee have been computed upon the basis of the price at which the options may be exercised, pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended.

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated based on the average of the high and low prices of the Common Stock on the Nasdaq Capital Market on March 24, 2021 in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a) The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c) The description of the securities contained in the registrant’s registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

The registrant’s certificate of incorporation provides that the registrant will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant), by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the registrant, or is or was serving, or has agreed to serve, at the request of the registrant as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the registrant, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

The registrant’s certificate of incorporation also provides that the registrant will indemnify any Indemnitee who was or is a party or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the registrant to procure a judgment in the registrant’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer of the registrant, or is or was serving, or has agreed to serve, at the request of the registrant as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the registrant, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the registrant, unless, and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought determines that, despite such adjudication but in view of all of the circumstances, he or she is fairly and reasonably entitled to indemnification of such expenses (including attorney’s fees). Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the registrant against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

The registrant maintains an insurance policy that covers certain liabilities of the registrant’s directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

The following exhibits are incorporated herein by reference:

Number Description

4.1  Restated Certificate of Incorporation of the Company, as amended, is incorporated herein by reference to Exhibit 3.1 to the Company’s annual report on Form 10-K (File No. 001-36807) filed with the Securities and Exchange Commission on March 16, 2021.

4.2  Certificate of Ownership and Merger Merging CPS Superconductor Corporation into Ceramics Process Systems Corporation dated March 15, 2007 is incorporated herein by reference to Exhibit 3.2 to the Company’s annual report on Form 10-K (File No. 001-36807) filed with the Securities and Exchange Commission on March 16, 2021.

4.3  Certificate of Amendment of Restated Certificate of Incorporation of the Company dated May 14, 2014 is incorporated herein by reference to Exhibit 3.4  to the Company’s annual report on Form 10-K (File No. 001-36807) filed with the Securities and Exchange Commission on March 16, 2021.

4.4  By-laws, as amended is incorporated herein by reference to Exhibit 3.2 to the Company’s annual report on Form 10-K (File No. 001-36807) filed with the Securities and Exchange Commission on March 16, 2021.

4.5*  Specimen Certificate of Common Stock of the Company.

5.1*  Opinion of BRL Law Group LLC, counsel to the Company.

23.1* Consent of Wolf & Company, P.C.

23.2* Consent of BRL Law Group LLC (included in Exhibit 5.1).

24.1* Power of Attorney (included on the signature page of this registration statement).

99.1 2020 Equity Incentive Plan. is incorporated herein by reference to Exhibit 10.23 to the Company’s annual report on Form 10-K (File No. 001-36807) filed with the Securities and Exchange Commission on March 16, 2021.

_____

*Filed herewith.

Item 9.    Undertakings

1. Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Norton, Commonwealth of Massachusetts, on this 25th day of March 2021.

CPS TECHNOLOGIES CORP.

By:	/s/ Grant C. Bennett
Grant C. Bennett President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Grant C. Bennett and Charles K. Griffith, Jr. and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her, and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of CPS Technologies Corp. and any or all amendments (including post-effective amendments) thereto and any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Grant C. Bennett	President and Chief Executive Officer	March 25, 2021
Grant C. Bennett	(Principal Executive Officer)

/s/ Charles K. Griffith, Jr.	Chief Financial Officer	March 25, 2021
Charles K. Griffith, Jr.	(Principal Financial and Accounting Officer)

/s/ Francis J. Hughes, Jr.	Director	March 25, 2021
Francis J. Hughes, Jr.

/s/ Daniel C. Snow	Director	March 25, 2021
Daniel C. Snow

/s/ Thomas M. Culligan	Director	March 25, 2021
Thomas M. Culligan

/s/ Ralph M. Norwood	Director	March 25, 2021
Ralph M. Norwood